Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-280303 and File No. 333-284077), Form S-3 (File No. 333-284663), and Form S-8 (File No. 333-279421) of FibroBiologics, Inc. of our report dated March 31, 2025, (which includes an explanatory paragraph relating to the FibroBiologics, Inc.’s ability to continue as a going concern) relating to the financial statements of FibroBiologics, Inc. as of and for the years ended December 31, 2024 and 2023, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 31, 2025